Center Bancorp, Inc. Announces Resignation of Board member and the Appointment of New Audit Chairman and Proposes to Declassify Board at 2008 Shareholder Meeting

UNION, NJ -- (MARKET WIRE) -- 02/5/08 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today announced that on January 30, 2008, Eugene V. Malanowski resigned as a director of Center Bancorp, Inc. (the “Company”), effective immediately. At the time of his resignation, Mr. Malanowski served as the Chairman of the Audit Committee, and a member of each of the Nominating Committee and the Executive Committee of the Board of Directors of the Company.

Also announced today, the Board has elected Raymond Vanaria to serve as Chairman of the Audit Committee. Mr. Vanaria also is a member of each of the Nominating, Discount and Executive Committees of the Board of Directors of the Company.

“With Mr. Vanaria’s extensive background in finance and accounting, he will be a principal asset to the Board and management as the Audit Committee financial expert,” said Anthony C. Weagley, President & Chief Executive Officer.

In a separate action announced today, the Board of Directors has approved a proposed amendment to the Company's certificate of incorporation to declassify the board. The proposed amendment will be presented to shareholders for approval at the Company's 2008 Annual Shareholders Meeting. Under the proposal, starting in 2008, Directors up for election would be elected for one-year terms. The proposal would, over two years, eliminate the staggered board provisions of the certificate of incorporation, under which the Board of Directors is divided into three classes, with directors in each class serving staggered three-year terms.

"The action proposed by the Board today reflects Center’s ongoing commitment to strong corporate governance and will also continue to ensure a strong alignment of interests between shareholders and the Board of Directors," said Mr. Weagley. Center’s Annual Meeting is scheduled for May 13, 2008

Center Bancorp, Inc. is a Financial Services Holding Company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest National banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds and financial planning. In the fourth quarter of 2007, Center formed a title insurance partnership, Center Title LLC, with Progressive Title Company in Parsippany to provide title services in connection with the closing of real estate transactions.

The Bank currently operates 13 branches in Union and Morris counties. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown (1 location), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union, Chatham and Madison, New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At December 31, 2007, the Bank had total assets of $1.0 billion, total deposits of $699 million and stockholders' equity of approximately $85.3 million.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
(908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886